Exhibit 23.4
April 21, 2009
Melco Crown Entertainment Limited
36th Floor,
The Centrium, 60 Wyndham Street
Central, Hong Kong
Ladies and Gentlemen:
     We hereby consent to the use of our name under the caption “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Melco Crown Entertainment Limited on April 13, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Sincerely yours,
/s/ Manuela António
Manuela António
Manuela António Law Office